Exhibit 10.18

[Date], 2015

[Address]

Re:	Termination Benefits and Change in Control Agreement

Dear [Name]:

This letter agreement (the “Agreement”) [amends and restates in its entirety that certain letter agreement between you and RainDance Technologies, Inc. (the “Company”) dated as of [                    ], and] sets forth the terms of your agreement with the Company with respect to matters set forth herein. This Agreement fully supersedes any prior oral or written agreements or understandings related to severance pay or benefits in connection with the ending of your employment with the Company or any of its successors or assigns.

1. At-will Employment, Severance. Your employment is “at will,” meaning you or the Company may terminate the employment relationship at any time for any or no reason. In the event of the ending of your employment for any reason, you shall be entitled to the Accrued Obligations, defined as (1) the portion of your base salary that has accrued prior to any termination of your employment with the Company and has not yet been paid, (2) an amount equal to the value of your accrued unused vacation days, (3) any earned and unpaid bonus approved by the Board of Directors of the Company, if any, and (4) the amount of any expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed. In addition, in the event the Company terminates your employment without Cause (as defined below), the Company shall provide to you the following termination benefits (the “Termination Benefits”) for a period of [CEO: twelve (12)][SVPs: six (6)] months (the “Termination Benefit Benefits Period”):

(a) continuation of your base salary at the rate in effect as of your date of termination (solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, each payment is considered a separate payment (“Salary Continuation Payments”); and

(b) continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the date of termination.

Notwithstanding anything to the contrary in this Agreement, you shall not be entitled to any Termination Benefits unless you first (i) enter into, do not revoke, and comply with the terms of a separation agreement in a form acceptable to the Company which shall include a release against the Company and related persons and entities (the “Release”); (ii) resign from any and all positions, including, without implication of limitation, as a director, trustee, and officer, that

[Name]

you then hold with the Company and any affiliate of the Company; and (iii) return all Company property and comply with any instructions related to deleting and purging duplicates of such Company property (“Severance Conditions”). The Salary Continuation Payments shall commence on the Company’s next regular payroll date that follows the thirty day period that immediately follows the Termination Date. All compensation and benefits payable to you, other than the Termination Benefits, shall terminate on the date of termination of your employment. If your employment ends due to your death or disability you shall be entitled to only the Accrued Obligations.

2. Change in Control and Involuntary Termination within One Year of a Change in Control. Notwithstanding anything to the contrary herein, (A) in the event there is a Change in Control, fifty percent (50%) of your then outstanding unvested equity awards issued prior to [            ], 2015 shall vest as of the closing of the transaction that constitutes a Change in Control, and (B) in the event your employment is terminated by the Company without Cause or you resign for Good Reason (in either event an “Involuntary Termination”) within the twelve (12) month period that immediately follows a Change in Control, (i) the Termination Benefits Period set forth in Section 1 shall be changed from [CEO: twelve (12) months to eighteen (18) months][SVP: six (6) months to twelve (12) months] and (ii) the Termination Benefits shall include the vesting of all of your remaining and then outstanding unvested equity awards, effective on the date of termination. For the avoidance of doubt, you must satisfy the Severance Conditions to be eligible for the Termination Benefits, including without limitation, in connection with an Involuntary Termination following a Change in Control.

3. Restrictive Covenants. As a condition of this Agreement, you hereby reaffirm your obligations under any confidentiality, noncompetition/assignment of inventions agreement(s) you entered into with the Company (each an “Employee Agreement”), the terms of which are incorporated by reference herein. In the event that you breach an Employee Agreement, in addition to all other legal and equitable remedies, the Company shall have the right to terminate or suspend all Termination Benefits without affecting your ongoing obligations including under the Release or any Employee Agreement.

4. Definitions. For purposes of this Agreement:

“Cause” means (i) conduct constituting a material act of misconduct in connection with the performance of your duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if you were retained in your position; (iii) non-performance or unsatisfactory performance of your duties hereunder (other than by reason of your physical or mental illness, incapacity or disability) as determined in good faith by the Company and which has continued for more than 30 days following written notice; (iv) a breach by you of any of the provisions contained in the Employment, Confidential Information and Invention Assignment Agreement, or any other written agreement by and between the you and the Company; (v), a material violation of any of the Company’s written employment policies as applied to other employees in the Company, or (vi) failure to cooperate with a bona fide internal

[Name]

investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

“Change in Control” means (a) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (1) the continuing or surviving entity and (2) any direct or indirect parent corporation of such continuing or surviving entity; or (b) the sale, transfer or other disposition of all or substantially all of the Company’s assets. A transaction shall not constitute a Change in Control if (A) its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, (B) such transaction is a recapitalization or other transactions whose primary purpose is to raise capital for the Company, or (C) such transaction involves the acquisition of the Company by a special purpose acquisition, shell, or blank check company which had no operations prior to such entity’s initial public offering.

“Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following actions undertaken by the Company without your express prior written consent: (i) the material diminution in your responsibilities, authority and function; (ii) a material reduction in your base salary, provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your base salary that is pursuant to a salary reduction program affecting substantially all of the senior level employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees; (iii) a material change in the geographic location at which you must regularly report to work and perform services, except for required travel on the Company’s business.

“Good Reason Process” means that (i) you have reasonably determined in good faith that a “Good Reason” condition has occurred; (ii) you have notified the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) you have cooperated in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

5. Taxes; Section 409A; Parachute Payments. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, ;and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation.

[Name]

All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation. Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). The Company and you intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

In the event any payment to you under the Agreement when combined with any other compensation payment that is contingent on the Change in Control of the Company, exceeds in the aggregate the amount that may be deducted by the Company by reason of the operation of Section 280G of the Code, the amount of any payment to you under this Agreement shall be reduced to the maximum amount which can be deducted by the Company.

[Name]

6. Interpretation, Amendment and Enforcement. This Agreement, constitutes the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company relating to severance pay and benefits at any time, including in connection with a change in control. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business.

We look forward to receiving a response from you within one week acknowledging, by signing below, that you have accepted this Agreement.

Very truly yours,

RAINDANCE TECHNOLOGIES, INC.

By:
Name:
Title:

[Name]

Acknowledged and Agreed:

Signature: [Name]

Dated: